Exhibit 99.1

For Immediate Release	Contact: Berry Epley
August 7, 2012	(919) 774-6700

THE PANTRY ANNOUNCES THIRD QUARTER FISCAL 2012 FINANCIAL RESULTS

Cary, North Carolina, August 7, 2012 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its fiscal third quarter and nine months ended June 28, 2012.

Third Quarter Summary:

•

Net income was $14.8 million or $0.65 per share. This compares to net income of $19.0 million or $0.84 per share in last year’s third quarter. Excluding the impact of impairment charges, net income for the third quarter of fiscal 2012 was $15.9 million or $0.70 per share, compared to earnings per share of $0.93 in the prior year (see reconciliation below).

•	Adjusted EBITDA was $74.7 million, compared to $84.7 million a year ago.

•	Comparable store merchandise revenue increased 3.6%.

•	Merchandise gross margin was 33.5%, compared to 34.0% a year ago.

•	Fuel gross profit was $67.1 million, compared to $80.1 million a year ago.

•	Cash flow from operations was $80.2 million.

President and Chief Executive Officer Dennis G. Hatchell said, “We generated $75 million of Adjusted EBITDA for our fiscal third quarter, which was at the high end of our expectations. While pleased with these results, we are focused on improving them over time by implementing our strategic initiatives, such as our store remodel, foodservice and lifestyle merchandising programs. Our initiative to improve leverage resulted in a reduction of funded debt during fiscal 2012 of approximately $182 million, including the reductions related to our recent refinancing.”

Comparable store merchandise sales in the third quarter increased 3.6% in total and 5.7% excluding cigarettes. Total merchandise gross profit for the quarter was $159.7 million, a decrease of $0.3 million from the third quarter a year ago.

Fuel gross profit decreased 16.3% in the third quarter of fiscal 2012 compared to the same period a year ago, primarily due to a reduction in retail fuel margin per gallon to $0.146 from $0.166 a year ago. Retail fuel gallons sold in the third quarter of fiscal 2012 decreased 5.0% overall and 3.6% on a comparable store basis as compared to last year’s third quarter.

Total store operating and general and administrative expenses for the third quarter were $152.1 million, a decrease of $3.3 million from the third quarter last year. This decrease was due to lower store operating expenses driven by reduced insurance costs, as well as the impact of closed retail stores.

The Company had $179.8 million in cash on hand and $126.1 million in available capacity under its revolving credit facilities as of June 28, 2012.

Fiscal 2012 Outlook

The Company’s updated guidance ranges for fiscal 2012 reflect the challenges of the current retail fuel environment. Since the beginning of the fourth quarter, wholesale fuel costs have risen sharply and are expected to adversely affect fuel margins.

	Q4 FY11	Q4 FY12 Guidance		FY11	FY12 Guidance
	Actual	Low	High	Actual	Low	High

Merchandise sales ($B)	$0.47	$0.47	$0.48	$1.78	$1.81	$1.83

Merchandise gross margin	33.8%	33.6%	34.4%	33.9%	33.4%	33.7%

Retail fuel gallons (B)	0.47	0.45	0.46	1.89	1.81	1.82

Retail fuel margin per gallon	$0.135	$0.08	$0.12	$0.135	$0.111	$0.121

Store operating and general and administrative expenses ($M)	$158	$155	$160	$629	$611	$616

Depreciation & amortization ($M)	$29	$29	$30	$117	$115	$116

Interest expense ($M) *	$22	$22	$23	$87	$83	$84

Capital expenditures, net ($M)	$27	$15	$18	$93	$60	$70

*	Excludes loss on extinguishment of debt

Conference Call

Interested parties are invited to listen to the third quarter earnings conference call scheduled for Tuesday, August 7, 2012 at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and will be accessible through either the Investors section of the Company’s website at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible for 30 days.

Use of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is defined by the Company as net income (loss) before interest expense, net, gain/loss on extinguishment of debt, income taxes, impairment charges and depreciation and amortization. Adjusted EBITDA is not a measure of operating performance or liquidity under generally accepted accounting principles in the United States of America (“GAAP”) and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. The Company has included information concerning Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company’s business, make strategic acquisitions and to service debt. Management also uses Adjusted EBITDA to review the performance of the Company’s business directly resulting from its retail operations and for budgeting and compensation targets. Adjusted EBITDA does not include impairment of long-lived assets and other charges. The Company excluded the effect of impairment losses because it believes that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of its remaining assets. Adjusted EBITDA does not include gain/loss on extinguishment of debt because it represents financing activities and is not indicative of the ongoing performance of the Company’s remaining stores.

Net Income and Net Income Per Share Excluding Certain Items

In addition to net income and net income per share presented in accordance with GAAP, the Company has also presented net income and net income per share for the three and nine months ended June 28, 2012 and June 30, 2011 excluding the after-tax impact of non-cash charges related to impairment and loss on extinguishment of debt. Management believes that investors find this information useful as a reflection of the Company’s underlying operating performance and that this information facilitates comparisons between the Company and other companies in its industry. Management uses these measures as part of its preparation of operating plans, budgets and forecasts and in its assessment of the Company’s historical performance.

Additional Information Regarding Non-GAAP Measures

Any measure that excludes interest expense, gain/loss on extinguishment of debt, depreciation and amortization, impairment charges, or income taxes has material limitations because the Company uses debt and lease financing in order to finance its operations and acquisitions, uses capital and intangible assets in its business and must pay income taxes as a necessary element of its operations. Due to these limitations, the Company uses non-GAAP measures in addition to and in conjunction with results and cash flows presented in accordance with GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, the measures referenced above, each as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these measures with non-GAAP financial measures having the same or similar names used by other companies.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of August 6, 2012, the Company operated 1,589 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial condition or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of words such as “expect,” “plan,” “anticipate,” “outlook,” “guidance,” “believes,” “should,” “target,” “goal,” “forecast,” “will,” “may” or words of similar meaning. Forward-looking statements are likely to address matters such as the Company’s anticipated sales, expenses, margins, capital expenditures, profits, cash flows, liquidity and debt levels, as well as our pricing strategies and their anticipated impact and our expectations relating to the costs and benefits of our merchandising initiatives. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation; the Company’s ability to enhance its operating performance through its in-store initiatives; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from the Company’s fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the Company’s markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the Company’s principal suppliers of fuel and merchandise, and their ability to continue to supply its stores; the Company’s financial leverage and debt covenants; a disruption of our IT systems or a failure to protect sensitive customer, employee or vendor data; the ability of the Company to take advantage of expected synergies in connection with acquisitions;

the actual operating results of stores acquired; the ability of the Company to divest non-core assets; environmental risks associated with selling petroleum products; and governmental laws and regulations, including those relating to the environment. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of August 7, 2012. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.

Unaudited Condensed Consolidated Statements of Operations and Selected Financial Data

(In thousands, except per share and per gallon amounts, margin data and store count)

	Three Months Ended		Nine Months Ended
	June 28, 2012	June 30, 2011	June 28, 2012	June 30, 2011
	(13 weeks)	(13 weeks)	(39 weeks)	(39 weeks)
Revenues:
Merchandise	$476,493	$470,152	$1,339,751	$1,312,511
Fuel	1,660,632	1,789,617	4,822,512	4,646,774

Total revenues	2,137,125	2,259,769	6,162,263	5,959,285

Costs and operating expenses:
Merchandise cost of goods sold	316,767	310,164	892,425	867,011
Fuel cost of goods sold	1,593,571	1,709,523	4,656,242	4,454,100
Store operating	126,914	130,286	383,084	389,370
General and administrative	25,166	25,052	73,190	81,449
Asset impairment	1,833	3,420	4,743	4,217
Depreciation and amortization	29,802	29,573	86,443	87,760

Total costs and operating expenses	2,094,053	2,208,018	6,096,127	5,883,907

Income from operations	43,072	51,751	66,136	75,378

Other expenses:
Loss on extinguishment of debt	—	—	2,539	—
Interest expense, net	19,732	21,776	61,282	65,314

Total other expenses	19,732	21,776	63,821	65,314

Income before income taxes	23,340	29,975	2,315	10,064
Income tax expense	8,525	11,023	87	3,578

Net income	$14,815	$18,952	$2,228	$6,486

Income per share:
Net income per diluted share	$0.65	$0.84	$0.10	$0.29
Shares outstanding	22,686	22,605	22,632	22,598
Selected financial data:
Adjusted EBITDA	$74,707	$84,744	$157,322	$167,355
Payments made for lease finance obligations	$13,024	$12,273	$38,525	$36,538
Merchandise gross profit	$159,726	$159,988	$447,326	$445,500
Merchandise margin	33.5%	34.0%	33.4%	33.9%
Retail fuel data:
Gallons	454,520	478,641	1,357,300	1,414,361
Margin per gallon (1)	$0.146	$0.166	$0.121	$0.135
Retail price per gallon	$3.59	$3.69	$3.49	$3.25
Total fuel gross profit	$67,061	$80,094	$166,270	$192,674
Comparable store data:
Merchandise sales %	3.6%	-1.5%	3.4%	0.5%
Fuel gallons %	-3.6%	-9.3%	-3.3%	-7.1%
Number of stores:
End of period	1,592	1,656	1,592	1,656

Weighted-average store count	1,605	1,659	1,619	1,655

(1)	Fuel margin per gallon represents fuel revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on fuel equipment. Fuel margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 28, 2012	September 29, 2011
ASSETS
Cash and cash equivalents	$179,794	$213,768
Receivables, net	85,875	98,144
Inventories	135,465	133,383
Other current assets	42,126	37,620

Total current assets	443,260	482,915

Property and equipment, net	943,328	991,308
Goodwill	435,765	435,765
Other noncurrent assets	20,584	24,357

Total assets	$1,842,937	$1,934,345

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$63,908	$31,883
Current maturities of lease finance obligations	9,959	8,212
Accounts payable	156,590	151,835
Other accrued liabilities	112,791	117,639

Total current liabilities	343,248	309,569

Long-term debt	593,133	715,275
Lease finance obligations	442,389	449,255
Deferred income taxes	65,674	61,579
Deferred vendor rebates	12,730	18,714
Other noncurrent liabilities	57,419	57,633
Total shareholders’ equity	328,344	322,320

Total liabilities and shareholders’ equity	$1,842,937	$1,934,345

Reconciliation of Non-GAAP Financial Measures

(In thousands)

	Three Months Ended		Nine Months Ended
	June 28, 2012	June 30, 2011	June 28, 2012	June 30, 2011
Adjusted EBITDA	$74,707	$84,744	$157,322	$167,355
Impairment charges	(1,833)	(3,420)	(4,743)	(4,217)
Loss on debt extinguishment	—	—	(2,539)	—
Interest expense, net	(19,732)	(21,776)	(61,282)	(65,314)
Depreciation and amortization	(29,802)	(29,573)	(86,443)	(87,760)
Income tax expense	(8,525)	(11,023)	(87)	(3,578)

Net income	$14,815	$18,952	$2,228	$6,486

Adjusted EBITDA	$74,707	$84,744	$157,322	$167,355
Loss on debt extinguishment	—	—	(2,539)	—
Interest expense, net	(19,732)	(21,776)	(61,282)	(65,314)
Income tax expense	(8,525)	(11,023)	(87)	(3,578)
Stock-based compensation expense	546	658	2,170	2,344
Changes in operating assets and liabilities	22,861	30,837	12,426	(23,257)
Provision (benefit) for deferred income taxes	7,691	10,650	(1,704)	22,864
Other	2,638	2,554	9,194	6,730

Net cash provided by operating activities	$80,186	$96,644	$115,500	$107,144

Additions to property and equipment, net	$(9,925)	$(18,024)	$(46,120)	$(65,356)
Acquisitions of businesses, net	—	—	—	(47,564)

Net cash used in investing activities	$(9,925)	$(18,024)	$(46,120)	$(112,920)

Net cash used in financing activities	$(3,683)	$(3,036)	$(103,354)	$(12,636)

Net increase (decrease) in cash	$66,578	$75,584	$(33,974)	$(18,412)

	Three Months Ended June 28, 2012			Three Months Ended June 30, 2011
	Pre Tax	After Tax	EPS	Pre Tax	After Tax	EPS
Income, as reported	$23,340	$14,815	$0.65	$29,975	$18,952	$0.84
Impairment charges	1,833	1,121	0.05	3,420	2,091	0.09

Income, as adjusted	$25,173	$15,936	$0.70	$33,395	$21,043	$0.93

	Nine Months Ended June 28, 2012			Nine Months Ended June 30, 2011
	Pre Tax	After Tax	EPS	Pre Tax	After Tax	EPS
Income, as reported	$2,315	$2,228	$0.10	$10,064	$6,486	$0.29
Impairment charges	4,743	2,900	0.13	4,217	2,578	0.11
Loss on debt extinguishment	2,539	1,552	0.07	—	—	—

Income, as adjusted	$9,597	$6,680	$0.30	$14,281	$9,064	$0.40